Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MOCON, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-58789, 333-90116 and 333-134413) on Form S-8 of MOCON, Inc. and subsidiaries of our report dated March 30, 2011, with respect to the consolidated balance sheets of MOCON, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 2010, which report appears in the December 31, 2010, annual report on Form 10-K of MOCON, Inc. and subsidiaries.

/s/ KPMG LLP

Minneapolis, Minnesota
March 30, 2011